Corporate News Release	FMC Technologies, Inc. 5875 N Sam Houston Pkwy W Houston, Texas 77086 P: 281.591.4000 www.fmctechnologies.com

For immediate release

Investor Relations	Matt Seinsheimer	P: 281.260.3665	investorrelations@fmcti.com
Media	Lisa Albiston	P: 281.931.2513	media.request@fmcti.com
	Lisa Adams	P: 281.405.4659	media.request@fmcti.com

FMC Technologies Reports Third Quarter 2016
Diluted Earnings per Share from Continuing Operations of $0.20; Excluding Charges, Adjusted Diluted Earnings per Share from Continuing Operations of $0.35

Houston, October 19, 2016 - FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2016 revenue of $1.1 billion, down 29 percent from the prior-year quarter primarily due to lower activity across all reporting segments. Diluted earnings per share from continuing operations were $0.20, which includes total Company pre-tax charges of $43 million, or $0.15 per diluted share as detailed in the attached financial schedules. Adjusted diluted earnings per share from continuing operations were $0.35.
“Subsea Technologies achieved further improvement in segment operating margins, with third quarter results being the highest levels we have recorded in 2016,” said Doug Pferdehirt, President and CEO of FMC Technologies. “The strong performance resulted from solid project execution, combined with the benefits of our cost reduction actions that continued in the quarter. We have used this downturn as a catalyst to make fundamental changes to our business model that will continue to provide sustainable benefits.”
Total inbound orders were $692.2 million, including $401 million in Subsea Technologies orders. Backlog for the Company was $3 billion, including Subsea Technologies backlog of $2.5 billion.
“We received our second subsea multiphase boosting pump order in the quarter. This award, for ENI’s Block 15/06 West Hub Development, further demonstrates our capabilities in this attractive growth segment,” Pferdehirt added. “We anticipate that small order intake will continue to improve and that large project orders will follow as operators embrace strategies that improve project economics through the acceleration of time to first oil, schedule certainty, and lower costs. At FMC Technologies, our relentless focus on these key drivers is yielding benefits for our customers today and will result in even greater benefits in the future.”

Review of Operations - Third Quarter 2016
Subsea Technologies
Subsea Technologies third quarter revenue was $798.4 million, down 27 percent from the prior-year quarter, primarily due to lower inbound orders achieved during 2015 that affected the backlog coming into the year.
Subsea Technologies operating profit was $119.7 million; adjusted operating profit was $125.1 million, excluding charges of $5.4 million as shown in the attached financial schedules.
Subsea Technologies operating margins were 15 percent; adjusted operating margins were 15.7 percent, excluding charges.
Subsea Technologies inbound orders for the third quarter were $401 million. Backlog was $2.5 billion, compared to prior-year backlog of $4.3 billion.

Surface Technologies
Surface Technologies third quarter revenue was $218.1 million, down 40 percent from the prior-year quarter, primarily due to the 43 percent decline in the North American rig count average.
Surface Technologies reported an operating loss of $19.6 million; adjusted operating loss was $5.2 million, excluding charges of $14.4 million mainly for restructuring initiatives in North America. This is shown in the attached financial schedules.
Surface Technologies inbound orders for the third quarter were $242.2 million. Backlog was $379.3 million, predominantly related to the Company’s wellhead business outside of North America.

Energy Infrastructure
Energy Infrastructure third quarter revenue was $77.1 million, down 21 percent from the prior-year quarter, due to lower activity across the segment.
Energy Infrastructure reported operating profit of $2.5 million; adjusted operating profit was $3.7 million, excluding charges of $1.2 million as shown in the attached financial schedules.
Energy Infrastructure operating margins were 3.3 percent; adjusted operating margins were 4.9 percent, excluding charges.
Energy Infrastructure inbound orders for the third quarter were $55.9 million. Backlog was $112.4 million.

Corporate Items
Corporate expense in the third quarter was $14.2 million.
Other revenue and other expense, net, increased $21.9 million from the prior-year quarter to $43.8 million of expense. Items of significance included the following:

•	$11.6 million, or $0.05 per diluted share of business combination transaction and integration costs related to the Company’s proposed merger with Technip S.A.;

•	$7.6 million, or $0.02 per diluted share, of costs related to restructuring and other severance charges; and

•	$3.6 million, or $0.01 per diluted share, of transition costs related to facility consolidations.
Net interest expense was $7.7 million in the quarter.
The Company ended the quarter with net debt of $189.9 million, down $61.4 million sequentially. Cash and cash equivalents were $1.1 billion.
In accordance with the Business Combination Agreement related to our proposed merger with Technip S.A., the Company has suspended share repurchase activity until the completion of the proposed merger. Accordingly, the Company did not repurchase any common stock during the quarter.
Depreciation and amortization for the third quarter was $57.3 million and capital expenditures were $26.1 million.
The Company recorded a negative effective tax rate of 25.8 percent for the third quarter. The tax benefit of $9.5 million reflects the quarterly impact from the change in the full year estimated earnings mix, due mainly to lower North American profit as well as tax benefits associated with the charges taken in the quarter.

Summary
FMC Technologies reported third quarter diluted earnings per share from continuing operations of $0.20.
Adjusted diluted earnings per share from continuing operations were $0.35, when excluding total Company pre-tax charges of $43 million, or $0.15 per diluted share. These charges included restructuring and other severance charges, business combination transaction and integration costs, transition and facility consolidation costs, and impairment and other charges.
The Company recorded Subsea Technologies revenue of $798.4 million in the quarter with margins of 15 percent; adjusted operating margins were 15.7 percent, excluding charges.
Total inbound orders of $692.2 million in the third quarter included $401 million in Subsea Technologies orders.
The Company's backlog stands at $3 billion, including Subsea Technologies backlog of $2.5 billion.

About FMC Technologies
FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. The company has approximately 14,500 employees and operates 29 major production facilities and services bases in 18 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our products; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; deterioration in future expected profitability or cash flows and its effect on our goodwill; a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets; continuing consolidation within our industry; and our dependence on the continuing services of certain of our key managers and employees. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Revenue	$1,091.2	$1,545.0	$3,450.2	$4,935.4
Costs and expenses	1,038.3	1,422.2	3,325.8	4,426.0
	52.9	122.8	124.4	509.4
Other expense, net	(8.7)	(12.7)	(29.4)	(34.1)
Income before net interest expense and income taxes	44.2	110.1	95.0	475.3
Net interest expense	(7.7)	(8.1)	(22.8)	(24.4)
Income before income taxes	36.5	102.0	72.2	450.9
Provision (benefit) for income taxes	(9.5)	19.5	9.0	112.3
Income from continuing operations	46.0	82.5	63.2	338.6
Loss from discontinued operations, net of income taxes (1)	(14.0)	—	(14.0)	—
Net income	32.0	82.5	49.2	338.6
Net (income) loss attributable to noncontrolling interests	0.3	(0.5)	0.4	(1.1)
Net income attributable to FMC Technologies, Inc.	$32.3	$82.0	$49.6	$337.5

Earnings (loss) per share attributable to FMC Technologies, Inc.:
Continuing operations	$0.20	$0.36	$0.28	$1.46
Discontinued operations	(0.06)	—	(0.06)	—
Basic earnings per share	$0.14	$0.36	$0.22	$1.46

Continued operations	$0.20	$0.35	$0.28	$1.45
Discontinued operations	(0.06)	—	(0.06)	—
Diluted earnings per share	$0.14	$0.35	$0.22	$1.45

Weighted average shares outstanding:
Basic	226.9	230.2	227.3	231.6
Diluted	228.2	231.0	228.5	232.5

(1) Loss from discontinued operations represents a tax assessment charge by the Algerian Tax Authority related to SOFEC Floating Systems, Inc., a former wholly-owned subsidiary disposed in 2006.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Revenue
Subsea Technologies	$798.4	$1,093.7	$2,516.6	$3,490.3
Surface Technologies	218.1	361.0	702.3	1,170.6
Energy Infrastructure	77.1	97.1	246.3	299.4
Other revenue (1) and intercompany eliminations	(2.4)	(6.8)	(15.0)	(24.9)
	$1,091.2	$1,545.0	$3,450.2	$4,935.4

Income before income taxes

Segment operating profit (loss)
Subsea Technologies	$119.7	$170.7	$326.4	$522.9
Surface Technologies	(19.6)	(22.5)	(69.9)	67.9
Energy Infrastructure	2.5	(2.0)	7.0	6.2
Intercompany eliminations	(0.1)	—	0.1	—
Total segment operating profit	102.5	146.2	263.6	597.0

Corporate items
Corporate expense (2)	(14.2)	(14.7)	(41.6)	(45.0)
Other revenue (1) and other expense, net (3)	(43.8)	(21.9)	(126.6)	(77.8)
Net interest expense	(7.7)	(8.1)	(22.8)	(24.4)
Total corporate items	(65.7)	(44.7)	(191.0)	(147.2)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$36.8	$101.5	$72.6	$449.8

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
Inbound Orders

Subsea Technologies	$401.0	$1,049.0	$1,081.0	$2,612.7
Surface Technologies	242.2	398.1	643.8	1,030.6
Energy Infrastructure	55.9	81.8	191.8	290.3
Intercompany eliminations and other	(6.9)	(2.9)	(14.9)	(13.0)
Total inbound orders	$692.2	$1,526.0	$1,901.7	$3,920.6

	September 30
	2016	2015
Order Backlog

Subsea Technologies	$2,534.0	$4,287.6
Surface Technologies	379.3	495.0
Energy Infrastructure	112.4	172.8
Intercompany eliminations	(2.8)	(2.8)
Total order backlog	$3,022.9	$4,952.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2016	December 31, 2015
	(Unaudited)	As Adjusted
Cash and cash equivalents	$1,074.2	$916.2
Trade receivables, net	681.0	884.0
Costs in excess of billings	638.9	638.4
Inventories, net	641.6	764.1
Other current assets	466.6	727.5
Total current assets	3,502.3	3,930.2

Property, plant and equipment, net	1,309.6	1,371.5
Goodwill	523.9	514.7
Intangible assets, net	225.0	246.3
Other assets	402.9	356.7
Total assets	$5,963.7	$6,419.4

Short-term debt and current portion of long-term debt	$19.0	$21.9
Accounts payable, trade	375.3	519.3
Advance payments	400.5	464.2
Billings in excess of costs	110.4	200.4
Other current liabilities	740.8	1,099.5
Total current liabilities	1,646.0	2,305.3

Long-term debt, less current portion	1,245.1	1,134.1
Other liabilities	378.7	436.8
FMC Technologies, Inc. stockholders’ equity	2,678.3	2,524.1
Noncontrolling interest	15.6	19.1
Total liabilities and equity	$5,963.7	$6,419.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30
	2016	2015
Cash provided (required) by operating activities:
Net income	$49.2	$338.6
Depreciation and amortization	181.1	182.5
Trade receivables, net and costs in excess of billings	264.8	181.3
Inventories, net	127.3	105.2
Accounts payable, trade	(156.6)	(140.6)
Advance payments and billings in excess of costs	(182.9)	(241.3)
Asset impairment charges	40.2	64.4
Other	(87.7)	10.9
Net cash provided by operating activities from continuing operations	235.4	501.0
Net cash required by operating activities from discontinued operations	(8.1)	—
Net cash provided by operating activities	227.3	501.0

Cash provided (required) by investing activities:
Capital expenditures	(93.1)	(211.0)
Investments in joint ventures	(52.9)	(5.0)
Proceeds from sale of Wireline	19.0	—
Other investing	6.8	4.3
Net cash required by investing activities	(120.2)	(211.7)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	95.6	(7.7)
Purchase of stock held in treasury	(54.8)	(148.0)
Other financing	(11.4)	(25.8)
Net cash provided (required) by financing activities	29.4	(181.5)

Effect of changes in foreign exchange rates on cash and cash equivalents	21.5	(35.1)
Increase in cash and cash equivalents	158.0	72.7
Cash and cash equivalents, beginning of period	916.2	638.8
Cash and cash equivalents, end of period	$1,074.2	$711.5

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions except per share amounts, unaudited)

	Three Months Ended
	September 30
	2016	2015
(after-tax)
Income from continuing operations, excluding charges	$80	$140
Impairment and other charges (1)	(1)	(45)
Restructuring and other severance charges (2)	(20)	(13)
Business combination transaction and integration costs (3)	(11)	—
Transition and facility consolidation costs (4)	(2)	—
Income from continuing operations, as reported	$46	$82

Diluted EPS from continuing operations, excluding charges	$0.35	$0.61
Diluted EPS from continuing operations, as reported	$0.20	$0.35

(1) Tax effect of nil and $15 million during the three months ended September 30, 2016 and 2015, respectively.
(2) Tax effect of $8 million and $5 million during the three months ended September 30, 2016 and 2015, respectively.
(3) Tax effect of $1 million during the three months ended September 30, 2016.
(4) Tax effect of $1 million during the three months ended September 30, 2016.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	September 30, 2016
	Subsea Technologies	Surface Technologies	Energy Infrastructure
(pre-tax)
Segment operating profit (loss), excluding charges	$125.1	$(5.2)	$3.7
Impairment and other charges	(0.5)	(0.5)	—
Restructuring and other severance charges	(4.9)	(13.9)	(1.2)
Segment operating profit (loss), as reported	$119.7	$(19.6)	$2.5

Segment operating profit (loss) as a percent of revenue, excluding charges	15.7%	(2.4)%	4.9%
Segment operating profit (loss) as a percent of revenue, as reported	15.0%	(9.0)%	3.3%

	Three Months Ended
	September 30, 2015
	Subsea Technologies	Surface Technologies	Energy Infrastructure
(pre-tax)
Segment operating profit, excluding charges	$188.0	$41.9	$1.4
Impairment charges	(2.1)	(58.0)	—
Restructuring and other severance charges	(15.2)	(1.6)	(1.7)
Inventory write-downs	—	(4.8)	(1.7)
Segment operating profit (loss), as reported	$170.7	$(22.5)	$(2.0)

Segment operating profit as a percent of revenue, excluding charges	17.2%	11.6%	1.4%
Segment operating profit (loss) as a percent of revenue, as reported	15.6%	(6.2)%	(2.1)%

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
(In millions)

	September 30, 2016	December 31, 2015
	(Unaudited)
Cash and cash equivalents	$1,074.2	$916.2
Short-term debt and current portion of long-term debt	(19.0)	(21.9)
Long-term debt, less current portion	(1,245.1)	(1,134.1)
Net debt	$(189.9)	$(239.8)